Pursuant to Rule 424(b)5 under the Securities Act of 1933
Registration Statement No. 333-111482
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 19, 2004)

¥100,000,000,000

Republic of Italy

0.650% Notes due 2009

The Republic of Italy

          Italy is a foreign sovereign government. It is a founding member of the European Union and one of twelve countries included in the European Economic and Monetary Union.

          The economy of Italy, as measured by its 2002 gross domestic product, is the sixth largest in the world.

The Notes

          The Notes will be direct, general and unconditional obligations of the Republic of Italy and will rank pari passu with all other unsecured and unsubordinated obligations of Italy.

          The Notes will contain collective action clauses with provisions regarding future modifications to their terms. Under those provisions, which are described beginning on page 9 of the Prospectus, modifications affecting the reserved matters listed in the Notes, including modifications to payment and other important terms of the Notes, may be made with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.

          We will pay interest on each series of the Notes on September 20 and March 20 of each year, commencing on September 20, 2004 (short first coupon).

          The Notes will be redeemed at 100% of their principal amount on March 20, 2009.

Proposed Trading Format

          We have applied to list the Notes on the Luxembourg Stock Exchange in accordance with the rules thereof.

	Initial Price	Underwriting	Proceeds to
	to Public(1)	Discount(2)	Italy(1)

Per Note	99.995%	0.10%	99.895%
Total	¥99,995,000,000	¥100,000,000	¥99,895,000,000

(1)	Plus accrued interest, if any, from and including April 14, 2004.

(2)	Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

        These securities have not been approved or disapproved by the Securities and Exchange Commission of the United States or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Daiwa Securities SMBC Europe	Nomura Securities	UBS Investment Bank

The date of this Prospectus Supplement is April 7, 2004.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFERING
FOREIGN EXCHANGE RISKS
USE OF PROCEEDS
RECENT DEVELOPMENTS
DESCRIPTION OF THE NOTES
GLOBAL CLEARANCE AND SETTLEMENT
TAXATION
UNDERWRITING
OFFICIAL STATEMENTS
VALIDITY OF THE SECURITIES
GENERAL INFORMATION
PROSPECTUS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
General
Nature of Obligation; Negative Pledge
Italian Taxation; Additional Amounts
UNITED STATES TAXATION
Certain United States Federal Income Tax Considerations
Default; Acceleration of Maturity
Redemption
Meetings and Quorum
Amendments and Waivers
Governing Law; Consent to Service
DESCRIPTION OF WARRANTS
General
Governing Law; Consent to Service
United States Taxation
PLAN OF DISTRIBUTION
OFFICIAL STATEMENTS
VALIDITY OF THE SECURITIES
AUTHORIZED REPRESENTATIVE
WHERE YOU CAN FIND MORE INFORMATION

      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy any such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Republic of Italy since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

Table of Contents

Prospectus Supplement

Prospectus

      This Prospectus Supplement should be read together with the accompanying Prospectus, dated February 19, 2004, of the Republic of Italy and any other documents incorporated by reference herein. The Prospectus contains information regarding the Republic of Italy (“Italy”) and a description of certain terms of Italy’s securities. Further information regarding Italy and the Notes offered by this Prospectus Supplement, which constitute a separate series of the debt securities of Italy being offered from time to time pursuant to the Prospectus, may be found in our registration statement (no. 333-111482), on file with the U.S. Securities and Exchange Commission (the “Commission”).

      The distribution of this Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this Prospectus Supplement or the Prospectus should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

      Italy accepts responsibility for the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein. To the best of the knowledge and belief of Italy (which has taken all reasonable care to ensure that such is the case), the information contained in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information.

      As used in this Prospectus Supplement, references to “¥”, “JPY”, or “yen” are to the legal currency of Japan.

      IN CONNECTION WITH THIS OFFERING, NOMURA INTERNATIONAL PLC, OR ANY PERSON ACTING FOR NOMURA INTERNATIONAL PLC, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD. HOWEVER, THERE IS NO OBLIGATION ON NOMURA INTERNATIONAL PLC, OR ANY OF ITS AGENTS, TO DO THIS. SUCH TRANSACTIONS MAY BE EFFECTED ON THE LUXEMBOURG STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

Enforcement of Civil Liabilities

      Italy is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Italy. Italy will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York. Italy will irrevocably waive any immunity from the jurisdiction of such courts, to the extent permitted by Italian law, but not execution or attachment or process in the nature of such jurisdiction. Italy will waive any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. Italy reserves the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under United States Federal securities laws or any state securities laws. In the absence of a waiver of immunity by Italy with respect to these actions, it would not be possible to obtain a United States judgment in such an action against Italy unless a court were to determine that Italy is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in Italy of final judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws is subject, among other things, to the absence of a conflicting final judgment by an Italian court or of a previously instituted action pending in Italy among the same parties and arising from the same facts and circumstances and to the Italian courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, and that enforcement would not violate Italian public policy. In general, the enforceability in Italy of final judgments of U.S. courts obtained would not require retrial in Italy. In original actions brought before Italian courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. The Italian courts may enter and enforce judgments in foreign currencies. See “Description of Debt Securities — Governing Law; Consent to Service” in the Prospectus.

SUMMARY OF THE OFFERING

Issuer	The Republic of Italy.

Securities Offered	¥100,000,000,000 principal amount of 0.650% Notes due 2009.

Maturity Date	March 20, 2009.

Redemption Basis	At par.

Interest Rate	The Notes will bear interest from April 14, 2004 at the rate of 0.650% per annum, payable September 20, 2004 (short first coupon), calculated on the basis of 159 days and a year of 365 days, and thereafter semi-annually in arrears in two equal payments.

Interest Payment Dates	September 20 and March 20 of each year commencing September 20, 2004 (short first coupon).

Markets	The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See “Underwriting.”

Further Issues	Italy reserves the right from time to time without the consent of the holders of the Notes to issue further securities having identical terms and conditions, so that such securities shall be consolidated with, form a single series with and increase the aggregate principal amount of, the Notes.

Listing	Application has been made to list the Notes on the Luxembourg Stock Exchange.

Form and Settlement	The Notes will be issued in the form of two or more global notes, (the “Global Notes”) in fully registered form, without coupons, one or more of which (the “DTC Global Notes”) will be deposited on or about April 14, 2004 (the “Closing Date”) with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company (“DTC”) and one of which (the “International Global Note”) will be deposited on the Closing Date with, and registered in the name of Citivic Nominees Limited as nominee for, Citibank, N.A., London office, as common depository for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described in this Prospectus Supplement, beneficial interests in the global notes will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream. Investors may elect to hold interests in the DTC Global Notes through DTC in the United States or in the International Global Note through Euroclear or Clearstream in Europe, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Except as described in this Prospectus Supplement, owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered holders of the Notes under the Notes or the fiscal agency agreement governing the Notes. See “Description of the Notes — Form, Denomination and Registration.”

It is expected that delivery of the Notes will be made, against payment therefor in same-day funds, on or about April 14, 2004.

Currency Conversions	All payments of principal and interest on the Notes are payable by Italy in Japanese yen. However, holders of beneficial interests in Notes represented by the DTC Global Notes will receive payments in U.S. dollars unless they elect to receive payments in Japanese yen. See “Description of Notes — Currency Conversions”.

Withholding Tax	Principal of and interest on the Notes are payable by Italy without withholding or deduction for Italian withholding taxes subject to certain exceptions, including withholding taxes that may be imposed pursuant to the proposed EU Directive on the taxation of savings income, to the extent set forth in this Prospectus Supplement and in the Prospectus under the heading “Description of Debt Securities — Italian Taxation; Additional Amounts.”

Redemption	The Notes will not be redeemable prior to March 20, 2009.

Collective Action Clauses	The Notes will contain provisions regarding voting on amendments, modifications and waivers. These provisions are commonly referred to as collective action clauses and are described more fully in the following sections of the accompanying Prospectus, “Description of Debt Securities — Meetings and Quorum” and “Description of Debt Securities — Amendments and Waivers.” Under these provisions, Italy may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.

Governing Law	The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

FOREIGN EXCHANGE RISKS

      Because the Notes are denominated in Japanese yen and all payments in respect of the Notes are to be made by Italy in Japanese yen, an investment in the Notes entails significant risks for a purchaser resident in a country other than Japan or a purchaser that conducts its business or activities in a currency other than Japanese yen (the “home currency”). These include the possibility of significant changes in rates of exchange between the home currency and Japanese yen and the imposition or modification of foreign exchange controls with respect to Japanese yen.

      Italy has no control over a number of factors affecting these type of risks, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. Recently, rates of exchange for certain currencies, including Japanese yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of Japanese yen against the home currency could result in a decrease in the effective yield of the Notes below their stated interest rate and, in certain circumstances, could result in a loss when payments on the Notes are converted into the home currency.

      This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Investors should consult their own financial and legal advisors as to the risks involved in an investment in the Notes.

USE OF PROCEEDS

      The aggregate net proceeds to us from this offering will be approximately ¥99,895,000,000. Those proceeds will be used for general purposes of the Italian Government, including debt management purposes.

RECENT DEVELOPMENTS

The Italian Economy

      Italy’s real GDP grew at a seasonally adjusted rate of 0.1 per cent during the twelve months ended December 31, 2003, based on ISTAT data. Italy’s seasonally adjusted average unemployment rate remained unchanged at 8.5 per cent during the fourth quarter of 2003 and the first quarter of 2004. Consumer prices, as measured by the harmonized EU consumer price index, increased at a rate of 2.4 per cent during the twelve months ended March 31, 2004.

DESCRIPTION OF THE NOTES

      The Notes are to be issued pursuant to a fiscal agency agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as fiscal agent. The following statements and the statements under “Description of Debt Securities” in the Prospectus briefly summarize some of the terms of the Notes and the fiscal agency agreement. This summary and the summary in the Prospectus are qualified in their entirety by reference to the fiscal agency agreement and to the form of the global note, described below, filed or to be filed by Italy with the Commission.

•	The Notes are to be issued in an aggregate principal amount of ¥100,000,000,000.

•	The Notes are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at 100% of their principal amount.

•	Dealings in the Notes are expected to commence on or about April 14, 2004.

•	The Notes will be direct, general and unconditional obligations of the Republic of Italy and will rank pari passu amongst themselves and with all others unsecured and unsubordinated obligations of Italy.

•	The fiscal agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Interest

      The Notes will bear interest from and including April 14, 2004. Interest on the Notes shall be payable on September 20, 2004 (short first coupon) and thereafter semi-annually in arrears in two equal payments on March 20 and September 20 of each year (each an “Interest Payment Date”) commencing March 20, 2005, unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the Interest Payment Date shall be the immediately succeeding Banking Day. Interest will be paid to the persons in whose names the Notes are registered at the close of business on the preceding March 5 and September 5, as the case may be (the “Record Date”). Whenever it is necessary to compute any amount of accrued interest in respect of the Notes for a period of less than one full year, other than in respect to regular semi-annual interest payments, interest will be calculated on the basis of the actual number of days and a year of 365 days. Interest in respect of the interest period ending on September 20, 2004 will be calculated on the basis of 159 days and a year of 365 days. “Banking Day” means any day that is a day on which banking institutions in The City of New York and Tokyo are not generally authorized or obligated by law, regulation or executive order to close.

Currency Conversions

      All payments of principal and interest in respect of the Notes are payable by Italy in Japanese yen. However, holders of beneficial interests in Notes represented by the DTC Global Notes will receive payments in United States dollars unless they elect to receive payments in Japanese yen as described below. If a holder of a beneficial interest in DTC Global Notes has not made this election, payments to the holder will be converted to United States dollars by Citibank, N.A. (“Citibank”) acting as Exchange Agent. All costs of conversion will be borne by the holder by deduction from the payment. The amount of United States dollars payable in respect of any particular payment of principal of or interest on the DTC Global Notes will be the amount of United States dollars exchanged for the Japanese yen received by the fiscal agent in respect of such principal or interest payment at Citibank’s in-house mid-market agency ¥/US$ rate of exchange prevailing as at 11:00 am (New York City time) on the day that is two business days prior to the relevant payment date, less any costs incurred by the Exchange Agent for such conversion (to be shared pro rata among the holders of DTC Global Notes accepting United States dollar payments in proportion to their respective holdings).

      If an exchange rate bid quotation is not available from Citibank, the Exchange Agent will obtain a bid quotation from a leading foreign exchange bank in the City of New York selected by the Exchange Agent for that purpose after consultation with Italy. If no bid quotation from a leading foreign exchange bank is available, payment will be in Japanese yen to the account or accounts specified by DTC (as defined below) to Citibank, acting as Registrar in respect of the Notes. Until the account or accounts are so specified, the funds held by the Exchange Agent will bear interest at the rate of interest quoted by the Registrar for deposits with it on an overnight basis to the extent that the Exchange Agent is reasonably able to reinvest such funds.

      At present, DTC can only accept payments in United States dollars. DTC has acknowledged that the entire payment of principal or interest to DTC participants will be made in United States dollars unless the Exchange Agent is unable to convert Japanese yen into United States dollars or DTC is notified by one or more DTC participants holding an interest in the DTC Global Notes, or through which any interest in the Notes is held, that it elects to receive payment, or a portion thereof, of principal or interest in Japanese yen.

      DTC participants must notify DTC of any election by a holder of a beneficial interest in the DTC Notes to receive payments in Japanese yen. In the event that beneficial owners request payments in Japanese yen, DTC participants must comply with DTC’s notification requirements set forth below.

      On or prior to the third New York business day (as defined below) after the Record Date for any payment of interest and twelve days prior to the payment of principal, the DTC participant must notify DTC of (i) its election to receive all, or a specified portion, of the payments in Japanese yen and (ii) its instructions for wire transfer of the payment to a Japanese yen account or accounts (these instructions must not result in the payment of the full amount thereof in Japanese yen being illegal or effectively precluded by exchange controls or similar restrictions). DTC will notify the fiscal agent on or prior to the fifth New York business day after the record date for any payment of interest and the tenth New York business day prior to the payment of principal, of the amount of the payment to be received in Japanese yen and the applicable wire transfer instructions, and the fiscal agent will use these instructions to pay DTC participants directly. If DTC does not so notify the fiscal agent, only United States dollar payments will be made. The remainder of the payment due to Cede & Co., as nominee of DTC, in Japanese yen will be converted from Japanese yen into United States dollars in accordance with the provisions described above. The fiscal agent will then credit the United States dollar payment to Cede & Co., as nominee of DTC, in accordance with DTC’s procedures. In the event that the Exchange Agent is unable to convert Japanese yen into United States dollars, the Exchange Agent will notify DTC that the entire payment is to be made in Japanese yen. DTC will thereafter ask the DTC participants for payment instructions and will forward these instructions to the fiscal agent, which will use the instructions to pay the DTC participants directly. All costs of such payment by wire transfer will be borne by holders of beneficial interests receiving such payments by deduction from such payments. For purposes of this paragraph, “New York business day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorised or required by law or executive order to close.

      Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important consequences. See “Foreign Exchange Risks” above.

Form, Denomination and Registration

      The statements set forth in this Prospectus Supplement in this section under this subsection and “Definitive Notes” and in the section entitled “Global Clearance and Settlement” include summaries of certain rules and operating procedures of DTC, Euroclear and Clearstream that affect transfers of interests in the applicable Global Note.

      The Notes will be issued in the form of two or more global notes, (the “Global Notes”) in fully registered form, without coupons, one or more of which (the “DTC Global Notes”) will be deposited on or about the Closing Date with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company (“DTC”), and one of which (the “International Global Note”) will be deposited on the Closing Date with, and registered in the name of Citivic Nominees Limited as nominee for, Citibank, N.A., London office, as common depositary for, and in respect of interests held through, Euroclear Bank, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

      Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC, another nominee of DTC or a successor of DTC or its nominee.

      Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC, Euroclear and Clearstream. Those beneficial interests will be in denominations of ¥100,000 and integral multiples in excess thereof. Investors may hold Notes directly through DTC, Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

      Except as provided below, under “Definitive Notes”, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the fiscal agency agreement, including for purposes of receiving any reports delivered by Italy or the fiscal agent pursuant to the fiscal agency agreement. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the fiscal agency agreement. Italy understands that, under existing industry practices, if Italy requests any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the fiscal agency agreement, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

      Persons who are not DTC participants may beneficially own Notes held by DTC only through direct or indirect participants in DTC (including Euroclear and Clearstream). So long as Cede & Co., as the nominee of DTC, is the registered owner of the DTC Global Notes, Cede & Co. for all purposes will be considered the sole holder of the DTC Global Notes under the fiscal agency agreement and the DTC Global Notes. Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by Euroclear or Clearstream only through direct or indirect participants in Euroclear or Clearstream. So long as Citivic Nominees Limited, as the nominee for Citibank, N.A. as common depositary for Euroclear and Clearstream, is the registered owner of the International Global Note, Citivic Nominees Limited for all purposes will be considered the sole holder of the Notes represented by the International Global Note under the fiscal agency agreement.

Payments

      Payments of principal of and interest on the DTC Global Notes will be made to Cede & Co., the nominee for DTC, as the registered owner. Payments of principal of and interest on the International Global Note will be made to Citivic Nominees Limited, the nominee for the common depositary for Euroclear and Clearstream, as the registered owner. The principal and interest on the DTC Global Notes will be payable in United States dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for payment therein of public and private debts unless the holder of DTC Global Notes makes an election, as described herein, for payment in Japanese yen. The amount payable in United States dollars will be equal to the amount of United States dollars exchanged for Japanese yen received by the Fiscal Agent. See “Currency Conversions” above.

      Upon receipt of any payment of principal or of interest on the DTC Global Notes, DTC will credit DTC participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the DTC Global Notes as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the DTC Global Notes held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to the International Global Note held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures to the extent received by its depositary. Neither Italy nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Any moneys held by the fiscal agent in respect of the Notes and remaining unclaimed for two years after such amount shall have become due and payable shall be returned to Italy, and the holder of such Note shall thereafter look only to Italy for any payment to which such holder may be entitled. Notes will become void unless surrendered for payment within a period of five years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Definitive Notes

      Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC, Euroclear or Clearstream notifies Italy that it is unwilling or unable to continue as depositary for a Global Note or, in the case of DTC only, DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) at a time when it is required to be and, in each case, a successor depositary is not appointed by Italy within 90 days after receiving such notice from DTC, Euroclear or Clearstream, as the case may be, or on becoming aware that DTC is no longer so registered, or if an event of default with respect to the Notes shall have occurred and be continuing as described under “Description of Debt Securities — Default; Acceleration of Maturity” in the Prospectus, Italy will issue or cause to be issued Notes in definitive form in exchange for such Global Note without charge. Italy may also at any time and in its sole discretion determine not to have any of the Notes represented by the Global Note and, in such event, will issue or cause to be issued Notes in definitive form in exchange for the Global Note. Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of ¥100,000 and integral multiples in excess thereof. Any Notes so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream shall request. Such Notes may be presented for registration of transfer or exchange at the office of the fiscal agent in London or, as long as the Notes are listed on the Luxembourg Stock Exchange, at the office of the paying agent in Luxembourg, and principal thereof and interest thereon will be payable (against presentation and surrender of the Notes for payments of principal) at the office of the fiscal agent in London or the paying agent in Luxembourg, provided that interest thereon may be paid by check mailed to the registered holders of definitive Notes.

      Upon the issuance of definitive Notes, holders will be able to transfer definitive Notes at the specified office of the paying agent including the paying agent in Luxembourg upon the surrender of such definitive Notes, together with the form of transfer endorsed thereon duly completed and executed and otherwise in accordance with the provisions of the fiscal agency agreement. In the case of a transfer of part only of a definitive Note, a new definitive Note shall be issued to the transferee in respect of the part transferred and a further new definitive Note in respect of the balance of the holding not transferred shall be issued to the transferor. Each new definitive Note to be so issued shall be available for delivery within three business days of receipt by the Registrar or any paying agent at its specified office of the relevant definitive Note and the form of transfer.

Further Issues

      Italy may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes having the same terms as the Notes in all respects (except for the issue price, issue date and the first payment of interest following the issue date of such further Notes) and so that such further Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.

Notices

      All notices will be published in English in London in the Financial Times, in New York in The Wall Street Journal (Eastern Edition) and, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, in a daily newspaper of general circulation in Luxembourg which is expected to be the Luxemburger Wort. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper determined by Italy with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Governing Law

      The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.

GLOBAL CLEARANCE AND SETTLEMENT

      The information set out below in connection with DTC, Euroclear or Clearstream (together, the “Clearing Systems”) is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the Clearing Systems has been obtained from sources that Italy believes to be reliable, but neither Italy nor any Underwriter takes any responsibility for the accuracy of the information. Investors wishing to use the facilities of any of the Clearing Systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant clearing system. None of Italy, the fiscal agent and any other party to the fiscal agency agreement or any Underwriter will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the Notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC, Euroclear and Clearstream have advised Italy as follows:

The Clearing Systems

      DTC: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

      Transfers of ownership or other interests in Notes in DTC may be made only through DTC participants. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the DTC participants to whose accounts the Notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers.

      So long as DTC, or its nominee, is a registered owner of the Global Note, United States dollar payments of principal and interest payments on the Notes will be made in immediately available funds to DTC. DTC’s practice is to credit DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depository’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the DTC participants and not of DTC, the fiscal agent or Italy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Italy or the fiscal agent. Disbursement of payments to DTC participants will be DTC’s responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants.

      Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. In addition, beneficial owners of Notes through the DTC system will receive distributions of principal and interest on the Notes only through DTC participants.

      According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Clearstream:       Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for Clearstream participants (as defined below) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters (“Clearstream participants”). Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

      Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

      Euroclear:       Euroclear was created in 1968 to hold securities for Euroclear participants (as defined below) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by the Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

DTC, Euroclear and Clearstream Arrangements

      So long as DTC or its nominee or Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the fiscal agency agreement and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to DTC, Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of Italy, the fiscal agent, any Underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Interest on the Notes (other than interest on redemption) will be paid to the holders shown on the Register (as defined below) and payable at the close of business on the related Record Date. Trading between the DTC Global Notes and the International Global Note will therefore be net of accrued interest from the Record Date to the relevant interest payment date.

      Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

      The holdings of book-entry interests in the Global Notes through DTC, Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Global Notes on the register for the accounts (i) Citivic Nominees Limited and (ii) Cede & Co. (the “Register”) to reflect the amounts of Notes held through DTC and Euroclear and Clearstream, respectively.

Initial Settlement

      Investors electing to hold their Notes through DTC (other than through accounts at Euroclear or Clearstream) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

      Investors electing to hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

      Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

      Trading Between DTC Participants. Secondary market sales of book-entry interests in the DTC Global Note between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

      Trading Between Euroclear and/or Clearstream Participants. Secondary market sales of book-entry interests in the Notes held through Euroclear or Clearstream to purchasers of book-entry interests in the International Note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading Between DTC Seller and Euroclear or Clearstream Purchaser. When book-entry interests in the Notes are to be transferred from the account of a DTC participant holding a beneficial interest in the DTC Global Notes to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in the International Global Note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian will instruct the Registrar to (i) decrease the amount of Notes registered in the name of the Cede & Co. and evidenced by the DTC Global Notes and (ii) increase the amount of Notes registered in the name of the nominee (being Citivic Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant accountholder on the first business day following the settlement date back valued to the settlement date.

      Trading Between Euroclear or Clearstream Seller and DTC Purchaser. When book-entry interests in the Notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Notes, the Euroclear or Clearstream participant must send to Euroclear or Clearstream, delivery free of payment, instructions by 7:45 p.m., Luxembourg/ Brussels time as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the Registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the Registrar to (i) decrease the amount of Notes registered in the name of the nominee (being Citivic Nominees Limited) of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Notes.

Registrar and Paying Agent

      Citibank has been appointed as Registrar. Italy may at any time vary or terminate the appointment of the Registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a Registrar, and provided further that if Notes in definitive form are issued in the limited circumstances described under “Description of the Notes — Definitive Notes”, and so long as the Notes are listed on the Luxembourg Stock Exchange (and the rules of the Luxembourg Stock Exchange so require), Italy will maintain a paying agent in Luxembourg. We will provide notice to the holders of the Notes of any change of the appointment of the Registrar or paying agent or in the office through which they act. Notice of any change of the appointment of the Registrar or paying agent will be published in the manner specified in “Description of the Notes — Notices” above.

TAXATION

United States Federal Income Tax Considerations

Introduction

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in Notes. The following is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly retroactively.) Except as specifically set forth herein, this discussion only addresses U.S. holders (as defined below) that purchase Notes at their issue price as part of the initial offering and that will hold Notes as capital assets. This discussion does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, banking and other financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities or commodities that elect mark-to-market treatment, persons that are or, will hold Notes through, a partnership or other pass-through entity, persons that will hold Notes as a hedge against currency risk or as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organizations or U.S. holders whose “functional currency” is not the U.S. dollar.

      In general, you will be a U.S. holder if you are a beneficial owner of the Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

•	an estate all of the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a valid election is in effect under applicable U.S. Treasury Regulations for the trust to be treated as a U.S. person.

      In general, you will be a non-U.S. holder if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a corporation created or organized under the laws of a jurisdiction other than the U.S., any state therein or the District of Columbia;

•	an estate the income of which, from sources without the U.S. which is not effectively connected with the conduct of a trade or business within the U.S., is not includible in gross income for U.S. federal income tax purposes; or

•	any trust unless

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust; and

•	one or more U.S. persons have the authority to control all substantial decisions of the trust.

      You should consult your tax advisor about the tax consequences of holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

          Interest and Additional Amounts on the Notes

      Interest and Additional Amounts. Payments or accruals of interest on the Notes including any amounts paid in respect of withholding taxes, as described in the Prospectus, “Description of Debt Securities — Italian Taxation; Additional Amounts”, will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. For U.S. federal income tax purposes, U.S. holders will be treated as having actually received any amounts paid in respect of withholding taxes and as then having paid over the withholding tax to the taxing authorities. As a result, the amount of interest included in gross income for U.S. federal income tax purposes by a U.S. holder may, in some circumstances, be greater than the amount of cash actually received (or receivable) by the U.S. holder.

      If you use the cash method of tax accounting and you hold Notes other than DTC Global Notes or hold DTC Global Notes and elect to receive payments of interest in Japanese yen rather than U.S. dollars, the amount of interest income you will realize will be the U.S. dollar value of your payment in Japanese yen based on the spot rate of exchange on the date you receive the payment. You generally will not have exchange gain or loss on the interest payment but may have exchange gain or loss when you dispose of any Japanese yen you receive. If you use the cash method of tax accounting, hold DTC Global Notes and do not elect to receive payments of interest in Japanese yen, the amount of interest you should include in income is the amount of U.S. dollars received.

      If you are an accrual basis U.S. holder, the amount of interest income you will realize will be the U.S. dollar value of the interest income accrued in a taxable year based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, as an accrual basis U.S. holder, you may elect to translate all interest income on the Notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of an interest payment if the exchange rate in effect on the date payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the Notes.

          Credit for Taxes Withheld

      Subject to certain conditions and limitations, if we withhold taxes with respect to a payment of interest on a Note, you could be eligible to claim such withholding tax as a credit or deduction for purposes of computing the amount of your U.S. federal income tax liability. This credit or deduction is only available to the extent that a refund of the withholding tax is not available under a treaty. Interest income on the Notes will constitute foreign source income and generally will be considered “passive” income (or “high withholding tax interest” income if the applicable withholding tax is imposed at a rate of 5% or more) or “financial services” income for U.S. foreign tax credit purposes. The rules relating to foreign tax credits and the timing thereof are extremely complex and you should consult your own tax advisor regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to your particular situation.

          Purchase, Sale and Retirement of Notes

      Initially, your tax basis in a Note generally will equal the cost of the Note to you. Generally, if you purchase a Note the cost to you (and therefore generally your initial cost basis) will be the U.S. dollar value of the purchase price in Japanese yen on the date of purchase calculated at the exchange rate in effect on that date. If, however, the Note is traded on an established securities market and you are a cash basis taxpayer (or you are an accrual basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the Note by translating the amount of Japanese yen that you paid for the Note at the spot rate of exchange on the settlement date of your purchase. If you convert U.S. dollars into Japanese yen to purchase a Note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

      When you sell or exchange a Note, or if a Note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Interest and Additional Amounts on the Notes”) and your tax basis in the Note. If you sell or exchange a Note for Japanese yen, or receive Japanese yen on the retirement of a Note, the amount you will realize for U.S. tax purposes generally will be the U.S. dollar value of the Japanese yen that you receive calculated at the exchange rate in effect on the date the Note is disposed of or retired. If you dispose of a Note that is traded on an established securities market and you are a cash basis U.S. holder (or you are an accrual basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

      The special election available to you if you are an accrual basis taxpayer in respect of a purchase and sale of Notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

      Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15%. Any such gain will generally constitute “U.S. source income” for foreign tax credit purposes. The ability of U.S. holders to offset capital losses against ordinary income is limited.

      Despite the foregoing, the gain or loss that you recognize on a sale, exchange or retirement of a Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the Note. This foreign currency gain or loss will not be treated as an adjustment to the interest income that you receive on the Note.

Non-U.S. Holders

      Subject to the discussion concerning information reporting and backup withholding in the Prospectus, generally a non-U.S. holder will not be subject to U.S. federal income tax on payments of interest on, or gain on the sale of, a Note, unless such holder held the Notes in connection with a United States trade or business carried on by such holder, or in the case of the sale of Notes by a non-U.S. holder who is an individual, such individual was present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

Information Reporting and Backup Withholding

      Certain intermediaries holding Notes for the benefit of U.S. holders must file information returns with the U.S. Internal Revenue Service in connection with payments made with respect to a Note to certain U.S. persons. If you are a U.S. person, you generally will not be subject to a U.S. backup withholding tax on such payments if you provide your taxpayer identification number and certain other information in the required manner to such intermediary. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the Notes. If you are not a U.S. person, you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements.

Italian Taxation

      The comments below are of a general nature based on current Italian law and practice. Holders of Notes who are in doubt as to their personal tax position should consult their professional advisors.

      No Italian income or other Italian taxes will be levied or applied by Italy by way of withholding, deduction or otherwise in connection with any payments by Italy of principal or interest in respect of the Notes to non-residents of Italy having no permanent establishment in Italy.

      If the Notes are held by residents of Italy acting in a business capacity, interest in respect of the Notes will be subject to a tax (currently at the rate of 12.5%) on account of applicable income tax, withheld by the authorized intermediary in Italy making the payment. If the Notes are held by residents of Italy who are individuals not acting in a business capacity, non-business partnerships (simple partnerships other than business partnerships and other organizations considered by law as business partnerships or limited partnerships), public or private entities not exercising business activities including national or local government entities, real estate investment funds, pension funds or other entities or organizations not subject to corporation income tax, the 12.5% tax shall be a final tax. If holders of Notes subject to such final tax hold the Notes through an authorized intermediary in Italy having asset management discretion over such Notes, such holders may opt to pay a final 12.5% tax levied by the intermediary on all interest, other payments and gains deriving from such management on an annual basis (the “managed savings option”). However, if holders of Notes subject to such withholding tax on account of income tax hold Notes through such an asset manager, interest, other payments and gains will be taxed as part of their overall income.

      If interest or principal is paid outside of Italy by an entity other than an authorized intermediary in Italy to residents of Italy who would otherwise be subject to the 12.5% final tax described above, holders of Notes must include the payments received in their income tax return and the payments shall be subject to a separate tax at a 12.5% rate or, at the holders’ option, to income taxes at the rates applicable to their overall income with a tax credit for taxes paid abroad.

      Non-residents of Italy having no permanent establishment in Italy will not be subject to Italian capital gains tax in respect of the disposal or the redemption of the Notes.

      Gains realized on the disposal or redemption of Notes by residents of Italy who are individuals not acting in a business capacity or by non-business partnerships and similar organizations will be subject to a final capital gains tax currently at the rate of 12.5%. This tax applies to all gains and losses realized in the relevant year and losses may be carried forward to the subsequent four years. Such holders of Notes may opt to pay capital gains tax declaring the gains in their annual income tax return or, if the Notes are deposited with an authorized intermediary in Italy, authorizing the intermediary to levy the capital gains tax (the “administered savings option”). If holders have elected for the managed savings option, gains realized will be subject to the tax applicable thereto. Instead, gains realized by residents of Italy who are individuals acting in a business capacity, partnerships, limited partnerships, corporations or permanent establishments of foreign corporations shall be subject to income or corporation taxes as part of the overall income; gains realized by investment funds will be subject to the taxes applicable thereto.

      Death duties and gift taxes no longer apply in Italy.

Proposed European Directive on the Taxation of Savings

      On June 3, 2003, the Council of Finance Ministers of the European Union (ECOFIN) adopted a directive regarding the taxation of savings income (Council Directive 2003/48/EC) that applies to interest on bonds issued after March 1, 2001. Subject to an important number of conditions being met, each Member State of the European Union will be required from January 1, 2005 to provide to the tax authorities of another Member State details of interest payments, or other similar income, paid by a person within its jurisdiction to an individual resident in that other Member State, except that Austria, Belgium and Luxembourg, will instead apply a withholding system for a transitional period in relation to such payments made by paying agents established in those countries.

UNDERWRITING

      The Underwriters named below have jointly and severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement dated September 16, 1993, as amended by and adhered to by the Underwriters by means of a Pricing Agreement dated April 7, 2004 (as amended, the “Underwriting Agreement”), to purchase from Italy the principal amount of each series of the Notes set forth opposite their name below:

Principal Amount
Underwriter	of Notes

Nomura International plc	33,333,334,000
Daiwa Securities SMBC Europe Limited	33,333,333,000
UBS Limited	33,333,333,000

Total	¥100,000,000,000

      Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.

      The Underwriters propose to offer the Notes at the public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a commission of up to 0.10 per cent of the principal amount of the Notes. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

      The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

      Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Italy except as set forth in the Underwriting Agreement.

      Each of the Underwriters has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

      The Notes may not be offered, sold or delivered and neither the Prospectus Supplement nor any other document relating to the Notes may be distributed or made available in Italy except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998 and any other applicable laws and regulations.

      Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, any of the Notes, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except in compliance with the Securities and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan.

      The Notes being offered or sold in The Netherlands shall be offered and sold under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (vrijstellingsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, promulgated under the Netherlands Securities Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees with Italy and the other Underwriters that it has not and will not publicly promote the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within The Netherlands.

      The Notes are new issues of securities with no established trading market. Italy has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue any such market making at any time without notice.

      Application has been made to list the Notes on the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading markets for the Securities.

      Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

      Certain of the Underwriters and their respective affiliates may have from time to time performed investment banking and/or commercial banking services for Italy in the ordinary course of business and may do so in the future.

OFFICIAL STATEMENTS

      Information included in this Prospectus Supplement is included as a public official statement made on the authority of Professor Domenico Siniscalco, Director General of the Ministry of Economy and Finance.

VALIDITY OF THE SECURITIES

      The validity of the Notes will be passed upon on behalf of Italy by Avv. Roberto Ulissi, Director General of the Ministry of Economy and Finance, Republic of Italy, Rome as to Italian law and on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, London, England as to matters of United States law and by Studio Legale Bisconti, Rome, Italy as to matters of Italian law. All statements with respect to matters of Italian law included or incorporated by reference in this Prospectus Supplement or the Prospectus have been passed upon by Avv. Ulissi under his authority. From time to time, Skadden, Arps, Slate, Meagher & Flom (UK) LLP and Studio Legale Bisconti may render legal advice to the Ministry of Economy and Finance of Italy.

GENERAL INFORMATION

Authorization

      The terms of the Notes have been approved by Ministerial Decree No. 34276, dated April 7, 2004, of the Minister of Economy and Finance as authorized by Law No. 237 of July 19, 1993.

Clearing Systems

      The Notes have been accepted for clearance through DTC, Euroclear and Clearstream (Common Code: 019042871; International Global Note ISIN: XS0190428713; DTC Global Note ISIN: US465410BL11; CUSIP: 465410BL1).

Listing

      Application has been made to list the Notes on the Luxembourg Stock Exchange.

Paying Agent

      No Luxembourg paying agent has been appointed by Italy with respect to the Notes. Italy has agreed to appoint such agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth under “Description of Notes — Definitive Notes” which is expected to be Dexia Banque Internationale à Luxembourg. Pending such appointment, Dexia Banque Internationale à Luxembourg, the Luxembourg listing agent, will act as intermediary in Luxembourg between holders of Notes and Italy.

Documents

      A copy of the fiscal agency agreement executed by Citibank, N.A. will be available for inspection at the specified office of Dexia Banque Internationale à Luxembourg.

Litigation

      Except as disclosed or incorporated by reference in this Prospectus Supplement or in the Prospectus, Italy is not involved in any litigation or arbitration proceedings which are material in the context of the issue of the Notes nor so far as it is aware are any such proceedings pending or threatened.

Material Adverse Change

      Except as disclosed or incorporated by reference in this Prospectus Supplement or in the Prospectus, there has been no adverse change in the financial condition of Italy which is material in the context of the issue of the Notes.

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PROSPECTUS

Republic of Italy

Debt Securities

and/or
Warrants to Purchase
Debt Securities

•	Up to US$10,000,000,000 or its equivalent in other currencies or a composite of other currencies.

•	The securities will be direct, unconditional and general obligations of the Republic of Italy, backed by the full faith and credit of the Republic of Italy.

•	The securities may consist of bonds, notes or other evidences of indebtedness and may be issued with or without warrants to purchase other debt instruments.

•	The securities may be exchangeable for other debt instruments issued by the Republic of Italy or by entities owned by the Republic of Italy.

•	The securities will be offered from time to time as separate issues on terms set forth in supplements to this prospectus. The terms of the securities, including the principal amount, maturity, interest rate and initial offering price will be set forth in the supplement relating to each issue of securities.

•	The debt securities and the fiscal agency agreement described in this prospectus contain collective action clauses with provisions regarding future modifications to their terms. Under these provisions, which are described herein beginning on page 9, modifications affecting the reserved matters listed in the debt securities and the fiscal agency agreement, including modifications to payment and other important terms, may be made to a series of debt securities with the consent of the holders of 75% of the aggregate principal amount of the outstanding debt securities of that series.

Neither the US Securities and Exchange Commission nor any state securities commission has approved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is February 19, 2004.

ABOUT THIS PROSPECTUS

      This prospectus provides you with a general description of the securities the Republic of Italy may offer. Each time the Republic of Italy sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information”.

You must not rely on unauthorized information.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the relevant prospectus supplement. You must not rely on any unauthorized information or representations.

You must comply with applicable laws.

      This prospectus and the relevant prospectus supplement are not, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. For a further description of certain restrictions of the offering and sale of the securities and the distribution of this prospectus and the relevant prospectus supplement, see “Plan of Distribution” as supplemented by information in the relevant prospectus supplement.

Special cautionary notice regarding forward-looking statements.

      This prospectus incorporates by reference, and any accompanying prospectus supplement may contain or incorporate by reference, certain forward-looking statements as defined in Section 27A of the US Securities Act of 1933, with respect to certain of the plans and objectives of the government of the Republic of Italy and to the economic, monetary and financial conditions of the Republic of Italy. Such statements incorporated by reference in this prospectus include, but are not limited to, statements in our Annual Report on Form 18-K for the year ended December 31, 2002 under the following headings: “The Italian Economy — General”, “— 2003 Developments”, “— Gross Domestic Product”, “— Principal Sectors of the Economy”, “Monetary System — Banking Regulation”, “The External Sector of the Economy — Foreign Trade”, “Public Finance — The 2004-2007 Stability and Growth Program”, “— The 2004-2007 Program Document”, “— Revenues and Expenditures” and “— Privatization Program.” By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

      All references in this prospectus and the prospectus supplement to “Italy” or the “Republic” are to The Republic of Italy, and all references to the “Government” are to the Government of The Republic of Italy.

USE OF PROCEEDS

      Unless otherwise indicated in the relevant prospectus supplement, the Government will use net proceeds from the sale of securities for general Government purposes, including debt management purposes.

DESCRIPTION OF DEBT SECURITIES

      The following is a brief summary of the terms and conditions of the debt securities that we may issue from time to time and the fiscal agency agreement that governs the debt securities. We have filed or will file copies of the forms of debt securities and the fiscal agency agreement as exhibits to our Registration Statement or an amendment to our Annual Report. Because this is only a summary, you should read the form of debt securities and the fiscal agency agreement in their entirety.

General

      We may issue debt securities in one or more series, as authorized from time to time by Italy. The following terms and other specific provisions of the debt securities will be described in a prospectus supplement:

•	the designation of the securities;

•	the aggregate principal amount and any limitation on the principal amount;

•	the currency or currencies in which the securities will be denominated and in which payment will be made;

•	the authorized denominations of the securities;

•	the percentage of principal amount at which we will issue the securities;

•	the maturity date of the securities;

•	the interest rate and the manner in which the interest rate will be determined;

•	the interest payment dates, if any, and the dates from which interest will accrue;

•	the index, price or formula which we will use to determine the amount of payment of principal, premium or interest;

•	the terms on which we will redeem or repurchase securities and any sinking fund provisions;

•	any terms for the exchange or conversion of the securities; and

•	whether the securities will be in bearer form, or in fully registered form, or both, and any restrictions on the exchange of one form for another.

      We will also describe in the prospectus supplement any special United States federal income tax and other considerations applicable to any debt securities which we may issue:

•	with original issue discount;

•	denominated in a currency other than U.S. dollars; or

•	with payments determined by reference to an index.

      A fiscal agent will act as our agent in connection with the debt securities. The duties of the fiscal agent will be governed by the fiscal agency agreement. The fiscal agent is our agent and is not a trustee for the holders of debt securities. The fiscal agent does not have the same responsibilities or duties to act for holders of debt securities as a trustee would. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

      We may issue debt securities at a discount, bearing no interest or bearing interest at a rate below market rates. If we issue discount securities, we will sell them at a discount below their stated principal amount. We will describe any special considerations related to discounted debt securities in the prospectus supplement for those securities.

      The prospectus supplement will specify the place and the currency for payment of principal, interest and any premium on the debt securities. Unless we specify otherwise in the prospectus supplement, we will pay interest on fully registered debt securities by mailing a check to the registered holders on the record date.

Nature of Obligation; Negative Pledge

      The debt securities will be the direct, unconditional, unsecured and general obligations of Italy. They will rank equally with all of our present and future unsecured and unsubordinated general borrowing. The full faith and credit of Italy will be pledged for the due and punctual payment of the debt securities and for the due and timely performance of all of our obligations under the debt securities. We will pay principal and interest on the debt securities out of the Ministry of Economy and Finance of Italy. We will pay amounts due on the debt securities equally and ratably with all general loan obligations of Italy.

      As long as any debt security remains outstanding, we will not create any encumbrance on our revenues or assets to secure any other indebtedness in respect of moneys borrowed by us outside of Italy, without equally and ratably securing the outstanding debt.

Italian Taxation; Additional Amounts

      Under existing Italian law, all payments of principal and interest on the debt securities, issued outside of Italy, will be exempt from any Italian taxes so long as the beneficial owner of the debt security is not resident in Italy.

      If any payment of principal or interest is not exempt from Italian tax, we will pay to you the additional amounts necessary to make the net payment you receive not less than the amount you would have received if Italian taxes had not been imposed. No additional amounts will be paid to you if:

•	You are able to avoid Italian taxes by making a declaration of non-residence or claiming an exemption from the relevant tax authority;

•	You present debt securities for payment more than 30 days after you were entitled to receive payment. This provision does not apply if you would have been entitled to receive additional amounts had you presented the debt securities for payment prior to the expiration of the 30 day period;

•	A tax applied by a Member State by way of withholding, deduction or otherwise is imposed on a payment of principal or interest to you and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, these Directives; or

•	You would have been able to avoid such withholding or deduction by presenting debt securities for payment to another Paying Agent in a Member State of the European Union.

United States Taxation

Certain United States Federal Income Tax Considerations

      The following discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly retroactively). Except as specifically set forth herein, this summary only addresses U.S. holders (as defined below) who acquire debt securities at their issue price as part of their initial distribution and who hold debt securities as capital assets. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as insurance companies, banking and other financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or foreign currencies, traders in securities or commodities that elect mark-to-market treatment, persons that are, or that hold debt securities through, partnerships or other pass-through entities, tax-exempt investors, persons holding debt securities as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction or U.S. holders whose “functional currency” is not the U.S. dollar. Persons considering the purchase of debt securities should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      U.S. Holders. As used herein, the term “U.S. holder” means an initial purchaser of a debt security who is a beneficial owner of a debt security and who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

•	an estate all of the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a valid election is in effect under applicable U.S. Treasury Regulations for the trust to be treated as a U.S. person.

      U.S. holders generally will be taxable upon receipt or accrual of interest and original issue discount, if any, on debt securities and upon gains realized upon disposition of debt securities. We will describe in the prospectus supplement any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with original issue discount, and any limitations on sales of debt securities in bearer form.

      Non-U.S. Holders. As used herein, the term “non-U.S. holder” means an initial purchaser of a debt security who is a beneficial owner of a debt security and who is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a corporation created or organized under the laws of a jurisdiction other than the U.S., any state therein or the District of Columbia;

•	an estate the income of which, from sources without the U.S. which is not effectively connected with the conduct of a trade or business within the U.S., is not includable in gross income for U.S. federal income tax purposes; or

•	any trust unless:

•	a court within the U.S. is able to exercise primary supervision over the administration of the trust; and

•	one or more U.S. persons have the authority to control all substantial decisions of the trust.

      Subject to the discussion below concerning information reporting and backup withholding, generally a non-U.S. holder will not be subject to U.S. federal income tax on payments of interest on, or on any gain on the sale of, a debt security, unless such holder held the debt security in connection with a U.S. trade or business carried on by such holder, or in the case of the sale of debt securities by a non-U.S. holder who is an individual, such individual was present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

      Information Reporting and Backup Withholding. Under current U.S. federal income tax law, as will be described further in the prospectus supplement, generally payments of interest made to, and the proceeds of sales before maturity by, certain U.S. holders will be subject to information reporting and a “back-up” withholding tax, if such persons fail to supply correct taxpayer identification numbers and certain other information in the required manner. Payments of interest received by non-U.S. holders generally would be exempt from these reporting requirements, but such non-U.S. holders may be required to comply with certification and identification procedures in order to prove their exemption from the reporting requirements and from backup withholding with respect to payments of interest.

      The payment of proceeds of the disposition of debt securities by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Information reporting (but not backup withholding) may apply to such a holder who sells a beneficial interest in debt securities through a non-U.S. branch of a U.S. broker, or through a non-U.S. office of a U.S. person, unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder’s status as a non-U.S. holder.

      The U.S. federal income tax consequences of the acquisition, ownership and disposition of each issuance of debt securities under this Prospectus will be further described in the relevant prospectus supplement.

Default; Acceleration of Maturity

      Each of the following are events of default under any series of debt securities:

•	We default in any payment of principal, premium or interest on any debt securities of that series and the default continues for a period of more than 30 days after the due date.

•	We fail to perform or observe any other obligation under any debt securities of that series and the default continues for a period of 60 days following written notice to us of the default by any holder. If the default is not capable of remedy, no notice is required.

•	Any other external indebtedness becomes due and payable prior to its stated maturity by reason of default.

•	Any other external indebtedness is not paid at its maturity as extended by any applicable grace period.

•	We declare a general moratorium on the payment of any external indebtedness.

      If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of a series may, by giving a written demand to us and the fiscal agent, declare the principal and accrued interest on the debt securities of that series to be immediately due and payable. For debt securities issued at a discount, the amount of principal accelerated will be described in the prospectus supplement. The holders of at least 66 2/3% of the aggregate principal amount outstanding of the debt securities may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

      We are not required to furnish any periodic evidence of the absence of defaults. A default in one series of debt securities will not constitute a default in another series of debt securities, or permit the acceleration of the maturity of another series of debt securities, unless the maturity of the series of debt securities is accelerated by reason of default as described above.

Redemption

      A series of debt securities may provide for mandatory redemption by us or at our election. If we redeem debt securities under a mandatory redemption provision, we will give not more than 60 days’ nor less than 30 days’ notice of redemption. If we are not redeeming all of the debt securities in a series, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, we will publish a notice of redemption at least twice prior to the redemption date. We will publish the notice in a newspaper printed in the English language with general circulation in Europe. We will also publish notice of redemption in any other place set forth in the debt securities. We will also mail notice of redemption to holders of registered debt securities of the series, and to those holders of bearer debt securities of the series who have registered the principal of their debt securities. We will mail the notice to the holders’ last addresses as they appear on the register for the debt securities of such series.

Meetings and Quorum

      The fiscal agent may call a meeting of the holders of a series of debt securities at any time regarding the fiscal agency agreement or that series of debt securities. In addition, the fiscal agent will call a meeting of the holders of any series of debt securities if Italy or the holders of at least ten percent of the aggregate principal amount outstanding of that series deliver a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will determine the time and place of the meeting and notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

      Only holders of a series of debt security and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the aggregate principal amount of the outstanding debt securities of a series will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are described below, holders or proxies representing 75% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting.

Amendments and Waivers

      Each series of debt securities will contain collective action clauses with provisions regarding future modifications to their terms and the terms of the fiscal agency agreement to the extent that it affects that series. These clauses are described below.

      We and the fiscal agent may generally modify or take actions with respect to the fiscal agency agreement to the extent that it affects a series of debt securities or the terms of any series of debt securities:

•	with the affirmative vote of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of that series that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding debt securities of that series.

      However, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of a series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver that would:

•	change the due date for the payment of the principal, premium or any installment of interest on the debt securities of the series;

•	reduce the principal amount of the debt securities of the series;

•	reduce the portion of the principal amount which is payable upon acceleration of the maturity of the debt securities of the series;

•	reduce the interest rate on the debt securities of the series or the premium payable upon redemption of the debt securities of the series;

•	change the currency in which interest, premium or principal will be paid or the places at which interest, premium or principal of debt securities of the series is payable;

•	shorten the period during which we are not permitted to redeem debt securities of the series, or permit us to redeem debt securities of the series if, prior to such action, we are not permitted to do so;

•	reduce the proportion of the principal amount of the debt securities of the series whose vote or consent is necessary to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of the series;

•	reduce the proportion of the principal amount of the debt securities of the series whose vote or consent is necessary to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided to be made in the fiscal agency agreement or the terms and conditions of the debt securities of the series;

•	change the obligation of Italy to pay additional amounts with respect to debt securities of the series;

•	change the definition of “Outstanding” with respect to debt securities of the series;

•	in connection with an exchange offer for the debt securities of the series, amend any event of default under the terms of the debt securities of the series;

•	change the governing law provision of debt securities of the series; or

•	change the courts to the jurisdiction of which we have submitted, our obligation under the fiscal agency agreement or the terms and conditions of the debt securities of the series to appoint and maintain an agent for service of process or our waiver of immunity in respect of actions or proceedings brought by any holder based upon a debt security of the series.

      We refer to the matters described above as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities of a series, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of such series) agree to the change.

      Italy and the fiscal agent may, without the vote or consent of any holder of debt securities, amend the fiscal agency agreement or the debt securities of a series for the purpose of:

•	adding to our covenants for the benefit of the holders of debt securities;

•	surrendering any right or power conferred upon us;

•	securing the debt securities;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities or the fiscal agency agreement; or

•	amending the fiscal agency agreement or any series of debt securities in any manner which we and the fiscal agent may determine and which is not inconsistent with the series of debt securities and does not adversely affect the interest of any holder of debt securities.

      For purposes of determining whether the required percentage of holders of the debt securities of a series are present at a meeting for quorum purposes, or has consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement to the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of a series, debt securities that we own directly or indirectly will be disregarded and deemed not to be outstanding. For this purpose, debt securities that we own directly or indirectly would include any debt securities owned by or on behalf of the central Government or any of its ministries or owned through corporations or public law entities (generally, entities that by force of law carry out activities in the general public interest, such as INPS, INAIL and INPDAP, the three principal social security agencies for private and government employees). Debt securities that we own directly or indirectly would not, however, include debt securities owned by the Bank of Italy and any of Italy’s regions, provinces and other local government entities.

Governing Law; Consent to Service

      The debt securities will be governed by and construed in accordance with the laws of the State of New York. Matters required to be governed by the laws of the Republic of Italy, including authorizations and execution will be governed by the laws of the Republic of Italy.

      We will appoint the Honorable Sergio Vento, our Ambassador to the United States, 3000 Whitehaven Street, N.W., Washington, D.C. 20008, and his successor or, in each case, his Chargé d’Affaires ad interim, acting in the absence of the Ambassador, as our authorized agent in the United States. Process may be served on our authorized agent in any action arising out of or based on the debt securities which may be instituted in any State or Federal court in The City of New York by the holder of any debt security. We will irrevocably submit to the jurisdiction of any such court in respect of any such action. Italy will waive irrevocably any immunity to service of process and any obligation to venue in any action which may be instituted in any such court or (except as to venue) in any competent court in the Republic of Italy to the fullest extent permitted by Italian law. The appointment of our authorized agent will be irrevocable until all principal, premium and interest, due and to become due on the debt securities has been provided to the fiscal agent. If for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, we will appoint another person in Washington, D.C. or The City of New York as our authorized agent. In addition, a holder of any debt security may institute an action arising out of or based on the debt securities in any competent court in the Republic of Italy. We will irrevocably waive to the fullest extent permitted by Italian law any immunity from jurisdiction (but not from execution or attachment or process in the nature thereof) to which we might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt security in any State or Federal court in The City of New York or in any competent court in the Republic of Italy. The appointment and the waiver of immunity does not include actions brought under the United States Federal securities laws. If we did not waive immunity, it would not be possible to obtain a United States judgment in an action against Italy unless a court were to determine that we were not entitled under the Immunities Act to sovereign immunity with respect to the action.

DESCRIPTION OF WARRANTS

      The following is a brief summary of the terms and conditions of the warrants which we may issue from time to time and the warrant agreement which governs the warrants. We have filed or will file copies of the forms of warrants and the form of the warrant agreement as exhibits to our Registration Statement or an amendment to our Annual Report. Because this is only a summary, you should read the form of warrant and the warrant agreement in their entirety.

General

      We may issue warrants for the purchase of debt securities, either together with debt securities offered by any prospectus supplement or separately. We will issue each series of warrants under a warrant agreement which we will enter into with a bank or trust company, as warrant agent. We will set out the terms of the warrants in the prospectus supplement relating to a particular issue of warrants. The prospectus supplement relating to a series of warrants will set forth:

•	the terms of the debt securities which you may purchase upon exercise of the warrants;

•	the principal amount of debt securities which you may purchase upon exercise of one warrant;

•	the exercise price of each warrant;

•	the procedures for, and conditions to, exercising a warrant and for purchasing debt securities;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions we may terminate or cancel the warrants;

•	the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

•	whether the warrants represented by warrant certificates will be issued in registered or bearer form;

•	whether warrants issued in registered or bearer form will be exchangeable between forms, and, if registered, where they may be transferred and registered; and

•	other specific provisions.

Governing Law; Consent to Service

      The warrants will be governed by and construed in accordance with the laws of the State of New York. Matters required to be governed by the laws of Italy, including authorization and execution, will be governed by the laws of Italy. We will appoint a warrant agent as our authorized agent in the United States. Process may be served on the warrant agent in any action arising out of or based on the warrants which may be instituted in any State or Federal court in The City of New York by the holder of any warrant. We will irrevocably waive to the fullest extent permitted by Italian law any immunity from jurisdiction (but not from execution or attachment or process in the nature thereof) to which we might otherwise be entitled in any action arising out of or based on the warrants which may be instituted by the holder of any warrant in any State or Federal court in The City of New York. We also waive immunity to the fullest extent permitted by Italian law from jurisdiction (but not from execution or attachment or process in the nature thereof) in any competent court in the Republic of Italy. The appointment of an authorized agent and the waiver of immunity does not include actions brought under the United States Federal securities laws. If we had not waived immunity, it would not be possible to obtain a United States judgment in an action arising out of the warrants against us unless a court were to determine that we were not entitled under the Immunities Act to sovereign immunity with respect to the action.

United States Taxation

      We will set forth in the relevant prospectus supplement information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants. This information will include possible original issue discount on debt securities issued with Warrants.

PLAN OF DISTRIBUTION

      We may sell securities to or through underwriters. We may also sell securities directly to other purchasers or through agents. These firms may also act as agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters in connection with the securities offered by the prospectus supplement.

      The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices which we may change;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      In connection with the sale of securities, we may pay compensation to underwriters. Underwriters who act as agents for purchasers of securities may also receive compensation from the purchasers in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers. The dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the U.S. Securities Act of 1933. Any discount or commissions received by underwriters, dealers and agents from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions. We will identify any underwriter or agent, and describe any compensation received from us in the prospectus supplement.

      The securities will be a new issue of securities with no established trading market. Underwriters and agents that we sell securities to for public offering and sale may make a market in the securities. However, the underwriters and agents will not be obligated to make a market in the securities and may discontinue any market making at any time without notice. We cannot assure you that there will be a liquid trading market for the securities.

      We may offer securities to present holders of other securities that we have issued, as consideration for our purchase or exchange of those other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for those securities or in privately negotiated transactions, and may be in addition to or in lieu of sales of securities directly or through underwriters or agents. We will describe these arrangements in the prospectus supplement.

      We may enter into agreements with underwriters, dealers and agents who participate in the distribution of securities. These agreements may entitle the underwriters, dealers and agents to indemnification by us against certain liabilities, including liabilities under the Securities Act.

      We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us under contracts which provide for payment and delivery on a future date. We will describe these arrangements in the prospectus supplement. The underwriters may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. We must approve the institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in connection with the validity or performance of these contracts.

OFFICIAL STATEMENTS

      Information included in this prospectus which is identified as being derived from a publication of Italy or one of its agencies or instrumentalities is included in this prospectus as a public official document of Italy.

All other information in this prospectus and in the Registration Statement is included as a public official statement and has been reviewed by Professor Domenico Siniscalco, Director General of the Ministry of Economy and Finance of Italy, in his official capacity, and is included herein on his authority. With respect to matters of Italian law, see “Validity of the Securities.”

VALIDITY OF THE SECURITIES

      Except as may otherwise be indicated in any Prospectus Supplement, the validity of each series of securities will be passed upon on behalf of Italy by Avv. Roberto Ulissi, Director General of the Ministry of Economy and Finance of Italy as to Italian law, and on behalf of the underwriters or agents by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, as to matters of United States law. All statements with respect to matters of Italian law included or incorporated by reference in this prospectus have been passed upon by Avv. Ulissi and are made upon his authority. Certain legal matters will be passed upon for the underwriters as to United States law and Italian law by counsel to the underwriters named in the applicable Prospectus Supplement. From time to time, Skadden, Arps, Slate, Meagher & Flom (UK) LLP may render legal advice to the Ministry of Economy and Finance of Italy.

AUTHORIZED REPRESENTATIVE

      The Authorized Representative of Italy in the United States is the Honorable Sergio Vento, Italian Ambassador to the United States, whose address is 3000 Whitehaven Street, N.W., Washington, D.C. 20008.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a Registration Statement that Italy filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus does not contain all of the information provided in the Registration Statement. For further information, you should refer to the Registration Statement.

      Italy files annual reports and other information with the SEC relating to the securities. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C. or at the SEC’s regional offices:

Room 1024, Judiciary Plaza

450 Fifth Street, N.W.
Washington, D.C. 20549

The Woolworth Building

233 Broadway
New York, New York 10279

500 West Madison Street, Suite 1400

Chicago, Illinois 60661-2511

      Please call the SEC at 1-800-SEC-0330 for further information. In addition, the Commission maintains an Internet site that contains reports, statements and other information regarding issuers that file electronically with the Commission. The address of the Commission’s site is www.sec.gov.

      The Republic of Italy also maintains various Internet sites that contain detailed information regarding Italy and its government, economy and fiscal affairs. These Internet sites include: (i) www.tesoro.it (Ministry of Economy and Finance); (ii) www.bancaditalia.it (Bank of Italy) and (iii) www.istat.it (ISTAT).

      The SEC allows Italy to incorporate by reference some information that Italy files with the SEC. Incorporated documents are considered part of this prospectus. Italy can disclose important information to you by referring you to those documents. Information that Italy later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Italy’s Annual Report on Form 18-K for the year ended December 31, 2002, filed February 11, 2004; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and before all of the securities are sold.

      Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:

Director General of Public Debt

Ministry of Economy and Finance
Direzione II (Public Debt)
Via XX Septembre, 97
00187 Rome, Italy
Telephone: +3906 481 4985
Facsimile: +3906 4890 7373

      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of Italy’s Annual Report on Form 18-K, this prospectus and any prospectus supplement or pricing supplement at the office of the paying agent for the securities in Luxembourg. Italy has initially appointed Dexia Banque Internationale à Luxembourg as its Luxembourg paying agent.

      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, if there is a material change to the terms and conditions of the securities or in the economic affairs of Italy that is not reflected in any of the documents relating to the securities, Italy will amend the applicable prospectus supplement relating to the securities or incorporate new or updated documents in the manner discussed above.

ISSUER

Republic of Italy

Ministry of Economy and Finance
Via XX Settembre 97
00187 Rome
Italy

LEGAL ADVISER TO THE REPUBLIC OF ITALY

Avv. Roberto Ulissi

Head of Legal Affairs Directorate, Department of Treasury
Ministry of Economy and Finance
Via XX Settembre 97
00187 Rome
Italy

LEGAL ADVISERS TO THE UNDERWRITERS

as to United States law Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS England	as to Italian law Studio Legale Bisconti Via Piemonte 32 00187 Rome Italy

LISTING AND INTERMEDIARY AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch
L-2953 Luxembourg

FISCAL AGENT, PAYING AGENT AND REGISTRAR

Citibank, N.A.

5 Carmelite Street
London EC4Y 0PA
England

¥100,000,000,000

Republic of Italy

0.650% Notes due 2009

PROSPECTUS SUPPLEMENT

April 7, 2004

Daiwa Securities SMBC Europe	Nomura Securities	UBS Investment Bank